Exhibit 99.1

INTERNATIONAL SEAWAYS REPORTS

THIRD QUARTER 2021 RESULTS

New York, NY – November 9, 2021 – International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”), the largest U.S. based publicly-traded tanker company, today reported results for the third quarter of 2021.

Highlights

•	Completed the previously announced merger with Diamond S Shipping Inc. (NYSE: DSSI), “Diamond S”, creating one of the largest U.S.-listed diversified tanker companies. The transaction significantly enhanced INSW’s scale in both the crude and clean product markets and is expected to generate approximately $32 million in cost and revenue synergies, expected to be realized within 2022. Integrated the business and personnel of Diamond S to create a leading global maritime energy transportation platform.
•	Continued our track record of returning capital to shareholders:
o	Pre-merger special dividend of $31.5 million, or $1.12 per share.
o	Regular quarterly cash dividend of $0.06 per share in September 2021.
•	Net loss for the third quarter was $67.4 million, or $1.44 per diluted share, compared to net income of $14.0 million, or $0.50 per diluted share, in the third quarter of 2020. Net loss for the quarter reflects the impact of the disposal of vessels, including impairments, and merger related charges aggregating $38.0 million. Net loss excluding these items was $29.4 million, or $0.63 per diluted share.
•	Despite the challenging tanker market environment, generated approximately $8 million in Adjusted EBITDA(A) for the quarter before the impact of the disposal of vessels, including impairments and one-time merger related charges.
•	Enacted a post-merger asset optimization program which has resulted in the sale of a 2002-built VLCC, a 2002-built Panamax, a 2003-built Panamax, and seven MRs acquired in the merger, and the agreement to sell three additional 2002-built Panamaxes and a 2007-built Handysize product carrier.
•	Post quarter-end, announced a liquidity enhancing refinancing of six VLCCs:
o	Transaction funded in early November 2021 and resulted in gross financing of approximately $375 million.
o	The capital was used to repay and terminate the current $228 million Sinosure Credit Facility, with the balance intended to generate incremental available liquidity of approximately $150 million.
•	Cash(B) was $132.6 million as of September 30, 2021; total liquidity was $172.6 million, including $40 million of undrawn revolver capacity.
o	Pro forma for the announced refinancing, total liquidity is over $300 million
•	Demonstrated INSW’s continued commitment to industry sustainability efforts through enforcement of responsible recycling standards on the end-of-life disposed assets and the previously announced commencement of the construction of next generation fueled vessels.

“Despite the challenging tanker environment, we continue to take important steps to position Seaways as the global leader in maritime energy transportation. With our expanded footprint, we are ideally positioned to capitalize on a tanker market recovery during a time when global oil demand is growing, inventory destocking is nearing completion, refinery margins are improving and OPEC production is increasing,” said Lois K. Zabrocky, International Seaways’ President and CEO. “We are pleased to have completed our transformational and highly accretive merger with Diamond S in the third quarter and are in a strong position to draw on our enhanced scale, capabilities and operating leverage to take advantage of the recovery in tanker demand. The integration process and post-merger asset optimization program continues to proceed as planned, and we will continue to create lasting value for all of our stakeholders.”

Ms. Zabrocky concluded, “As part of our disciplined and balanced approach to capital allocation, we continue to return capital to shareholders. During the third quarter, we paid both a $31.5 million, or $1.12 per share, special dividend, as well as our regular quarterly dividend, increasing the total amount we have returned to shareholders since 2020 to $73 million. With our $50 million share repurchase authorization in place, we remain in a strong position to act opportunistically for shareholders.”

Jeff Pribor, the Company’s CFO, added, “Maintaining a strong and diverse capital structure has been a pillar of our success and we continue to make progress in this critical area. With current total liquidity of over $300 million we are positioned to operate effectively in diverse tanker markets and take advantage of attractive opportunities as they arise. As we look toward the future, following our highly accretive merger, we remain on track to achieve cost synergies in excess of $23 million and revenue synergies of $9 million in 2022 as previously reported.”

Third Quarter 2021 Results

Net loss for the third quarter of 2021 was $67.4 million, or $1.44 per diluted share, compared to net income of $14.0 million, or $0.50 per diluted share, for the third quarter of 2020. The decline in the third quarter of 2021 results primarily reflects significantly lower TCE revenues(C) and an increase in vessel expenses, which were not sufficiently covered with a corresponding increase in TCE revenues despite having a larger post-merger fleet, and increases in depreciation and amortization and interest expense, both of which reflect the Company’s increased scale after the completion of the merger. Net loss for the nine months ended September 30, 2021 was $99.5 million, or $2.90 per diluted share, compared to net income of $111.4 million, or $3.88 per share, for the nine months ended September 30, 2020.

Consolidated TCE revenues for the third quarter were $72.7 million, compared to $94.0 million for the third quarter of 2020. Shipping revenues for the third quarter were $84.8 million, compared to $99.9 million for the third quarter of 2020. Consolidated TCE revenues for the nine months ended September 30, 2021 were $162.9 million, compared to $349.1 million for the nine months ended September 30, 2020. Shipping revenues for the nine months ended September 30, 2021 were $177.9 million, compared to $364.9 million for the nine months ended September 30, 2020.

Adjusted EBITDA for the third quarter was $8.0 million, compared to $54.6 million for the third quarter of 2020. Adjusted EBITDA was $28.5 million for the nine months ended September 30, 2021, compared to $225.1 million for the nine months ended September 30, 2020.

Crude Tankers

TCE revenues for the Crude Tankers segment were $34.8 million for the third quarter, compared to $79.8 million for the third quarter of 2020. Lower average rates in the VLCC, Suezmax, and Panamax sectors, with average spot earnings declining to approximately $10,700, $10,700, and $9,800 per day, respectively accounted for $50.0 million of this decrease. Also contributing to the decrease in TCE revenues was the impact of a 429-day reduction in VLCC revenue days, aggregating $19.6 million; and a $1.0 million decrease in revenue in the Lightering business in the third quarter. Partially offsetting the decline in TCE revenues was a $25.1 million days-related increase in the Suezmax fleet, due to the acquisition of 13 Suezmaxes as a part of the Diamond S. merger. Shipping revenues for the Crude Tankers segment were $41.8 million for the third quarter of 2021, compared to $83.6 million for the third quarter of 2020. TCE revenues for the Crude Tankers segment were $101.8 million for the nine months ended September 30, 2021, compared to $274.5 million for the nine months ended September 30, 2020. Shipping revenues for the Crude Tankers segment were $111.8 million for the nine months ended September 30, 2021, compared to $287.7 million for the nine months ended September 30, 2020.

Product Carriers

TCE revenues for the Product Carriers segment were $38.2 million for the third quarter, compared to $14.2 million for the third quarter of 2020. This increase was primarily the result of a net 2,719-day increase in MR revenue days, aggregating $37.0 million, as the Company acquired 44 MRs in conjunction with the merger, seven of which were sold during the third quarter. Partially offsetting the increase in TCE revenues were lower period-over-period average daily blended rates earned by the LR1 and MR fleets, which accounted for a decrease in TCE revenues of approximately $14.7 million. Average spot rates fell during the third quarter of 2021 to approximately $12,500 and $10,000, respectively, for the LR1 and MR fleets. Shipping revenues for the Product Carriers segment were $43.1 million for the third quarter of 2021, compared to $16.2 million for the third quarter of 2020. TCE revenues for the Product Carriers segment were $61.0 million for the nine months ended September 30, 2021 compared to $74.5 million for the nine months ended September 30, 2020. Shipping revenues for the Product Carriers segment were $66.1 million for the nine months ended September 30, 2021, compared to $77.2 million for the nine months ended September 30, 2020.

Completed Liquidity Enhancing Financing

On October 26, 2021, the Company entered into lease financing arrangements with Ocean Yield ASA for the sale and leaseback of the six VLCCs that collateralized the Sinosure Credit Facility, for a net sale price of $375 million in total, which represents 90% of the fair value of the six VLCCs. This refinancing generated incremental available liquidity of approximately $150 million for the Company. The proceeds from the transactions, which were received on November 8, 2021, were used to prepay the $228 million outstanding loan balance under the Sinosure Credit Facility, with the balance intended for general corporate purposes. Under these lease financing arrangements, we continue to control the vessels. Each of the six VLCCs is subject to a 10-year bareboat charter with purchase options exercisable commencing at the end of the fourth year and purchase obligations at the end of the 10-year term. The terms and conditions, including financial covenants, of the arrangements are in-line with those of the Company’s existing debt facilities.

Completed Merger with Diamond S Shipping

The Company completed its previously announced merger with Diamond S. The Company expects to achieve cost synergies of approximately $23 million and revenue synergies of $9 million, which are expected to be fully realizable within 2022. International Seaways is now the second largest U.S.-listed tanker company by vessel count with 92 vessels and the third largest by deadweight tons (“dwt”), aggregating approximately 10.7 million dwt.

Vessel Sales

During the third quarter of 2021, the Company sold a 2002-built VLCC, a 2002-built Panamax, a 2003-built Panamax, and seven MRs acquired as part of the merger. The Company also agreed to sell three additional 2002-built Panamaxes. Subsequent to the end of the quarter, the Company agreed to sell a 2007-built Handysize product carrier acquired as part of the merger. This Handy and the Panamaxes are expected to be delivered to their buyers during the fourth quarter of 2021.

The 14 vessels sold are expected to provide aggregate net proceeds of approximately $83 million after the repayment of debt.

Charters-in

The Company has time chartered in two, 2008-built LR1s, which will be deployed in our market leading Panamax International pool, for periods ranging from 12 to 18 months, including one subsequent to quarter end.

Payment of Regular Cash Dividend

The Company’s Board of Directors declared a regular quarterly dividend of $0.06 per share of common stock on November 8, 2021. The dividend will be paid on December 23, 2021 to shareholders of record at the close of business on December 9, 2021.

Conference Call

The Company will host a conference call to discuss its third quarter 2021 results at 9:00 a.m. Eastern Time (“ET”) on Tuesday, November 9, 2021. To access the call, participants should dial (844) 200-6205 for domestic callers and (929) 526-1599 for international callers. Please dial in ten minutes prior to the start of the call. A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at https://www.intlseas.com.

An audio replay of the conference call will be available until November 16, 2021 by dialing (866) 813-9403 for domestic callers and +44 204 525 0658 for international callers, and entering Access Code 063148.

About International Seaways, Inc.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 92 vessels, including 13 VLCCs (including three newbuildings), 15 Suezmaxes, five Aframaxes/LR2s, 10 Panamaxes/LR1s, 41 MR tankers and six Handy tankers. Through joint ventures, it has ownership interests in two floating storage and offloading service vessels. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at https://www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the U.S. Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the consequences of the Company’s merger with Diamond S and plans to issue dividends, its prospects, including statements regarding vessel acquisitions, expected synergies, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2020 for the Company, the Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, the Company’s Amended Registration Statement on Form S-4 dated June 3, 2021, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

David Siever, International Seaways, Inc.

(212) 578-1635

dsiever@intlseas.com

Category: Earnings

Consolidated Statements of Operations

($ in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Shipping Revenues:
Pool revenues	$50,543	$49,217	$101,657	$250,485
Time and bareboat charter revenues	13,664	31,294	40,076	66,553
Voyage charter revenues	20,609	19,372	36,143	47,907
Total Shipping Revenues	84,816	99,883	177,876	364,945

Operating Expenses:
Voyage expenses	11,848	5,851	15,021	15,893
Vessel expenses	58,174	31,501	112,378	94,739
Charter hire expenses	5,679	6,442	17,283	24,213
Depreciation and amortization	25,806	19,014	59,639	56,161
General and administrative	8,191	7,422	23,160	21,550
Reversal of expected credit losses	(62)	(13)	(19)	(80)
Third-party debt modification fees	26	-	26	232
Merger and integration related costs	47,079	-	47,560	-
(Gain)/loss on disposal of vessels and other property, net of impairments	(9,104)	12,834	(5,088)	14,164
Total operating expenses	147,637	83,051	269,960	226,872
(Loss)/income from vessel operations	(62,821)	16,832	(92,084)	138,073
Equity in income of affiliated companies	5,730	5,356	16,573	15,672
Operating (loss)/income	(57,091)	22,188	(75,511)	153,745
Other (expense)/income	(113)	(208)	446	(13,497)
(Loss)/income before interest expense and income taxes	(57,204)	21,980	(75,065)	140,248
Interest expense	(10,639)	(7,999)	(24,925)	(28,889)
(Loss)/income before income taxes	(67,843)	13,981	(99,990)	111,359
Income tax provision	(35)	-	(36)	(1)
Net (loss)/income	(67,878)	13,981	(100,026)	111,358
Less: Net loss attributable to noncontrolling interests	(526)	—	(526)	—
Net (loss)/income attributable to the Company	$(67,352)	$13,981	$(99,500)	$111,358

Weighted Average Number of Common Shares Outstanding:
Basic	46,903,955	27,932,928	34,395,732	28,517,037
Diluted	46,903,955	28,026,005	34,395,732	28,665,961

Per Share Amounts:
Basic net (loss)/income per share	$(1.44)	$0.50	$(2.90)	$3.90
Diluted net (loss)/income per share	$(1.44)	$0.50	$(2.90)	$3.88

Consolidated Balance Sheets

($ in thousands)

	September 30,	December 31,
	2021	2020
	(Unaudited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$108,897	$199,390
Voyage receivables	96,858	43,362
Other receivables	4,320	4,479
Inventories	2,578	3,601
Prepaid expenses and other current assets	9,611	6,002
Restricted cash	6,517	-
Total Current Assets	228,781	256,834

Restricted Cash	17,177	16,287
Vessels and other property, less accumulated depreciation	1,908,928	1,108,214
Vessels construction in progress	29,375	-
Deferred drydock expenditures, net	44,170	36,334
Total Vessels, Deferred Drydock and Other Property	1,982,473	1,144,548
Operating lease right-of-use assets	21,992	21,588
Investments in and advances to affiliated companies	177,402	141,924
Long-term derivative assets	7,318	2,129
Time charter contracts acquired, net	3,125	-
Other assets	3,565	3,229
Total Assets	$2,441,833	$1,586,539

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$49,087	$34,425
Current portion of operating lease liabilities	6,714	8,867
Current installments of long-term debt	220,805	61,483
Current portion of derivative liabilities	4,331	4,121
Total Current Liabilities	280,937	108,896
Long-term operating lease liabilities	13,113	10,253
Long-term debt	887,673	474,332
Long-term derivative liabilities	2,678	6,155
Other liabilities	12,701	14,861
Total Liabilities	1,197,102	614,497

Equity:
Total Equity	1,244,731	972,042
Total Liabilities and Equity	$2,441,833	$1,586,539

Consolidated Statements of Cash Flows

($ in thousands)

	Nine Months Ended September 30,
	2021	2020
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net (loss)/income	$(100,026)	$111,358
Items included in net (loss)/income not affecting cash flows:
Depreciation and amortization	59,639	56,161
Loss on write-down of vessels and other assets	3,497	17,136
Amortization of debt discount and other deferred financing costs	1,609	2,338
Amortization of time charter hire contracts acquired	1,743	-
Deferred financing costs write-off	-	13,073
Stock compensation	8,894	3,993
Earnings of affiliated companies	(16,573)	(15,566)
Merger and integration related costs, non-cash	31,053	-
Change in fair value of interest rate collar recorded through earnings	-	1,271
Write-off of registration statement costs	694	-
Other – net	1,184	904
Items included in net (loss)/income related to investing and financing activities:
Gain on disposal of vessels and other property, net	(8,585)	(2,972)
Loss on extinguishment of debt	-	1,195
Cash distributions from affiliated companies	6,775	8,500
Payments for drydocking	(23,816)	(15,825)
Insurance claims proceeds related to vessel operations	1,184	4,706
Changes in operating assets and liabilities	(16,305)	12,519
Net cash (used in)/provided by operating activities	(49,033)	198,791
Cash Flows from Investing Activities:
Cash acquired, net of equity issuance costs related to merger	54,155	-
Expenditures for vessels and vessel improvements	(44,214)	(46,449)
Proceeds from disposal of vessels and other property, net	113,510	13,564
Expenditures for other property	(450)	(493)
Investments in and advances to affiliated companies, net	(6,861)	2,347
Net cash provided by/(used in) investing activities	116,140	(31,031)
Cash Flows from Financing Activities:
Issuance of debt, net of issuance costs	19,469	362,989
Extinguishment of debt	-	(422,699)
Premium and fees on extinguishment of debt	-	(163)
Payments on debt	(112,394)	(66,636)
Borrowings on revolving credit facilities	40,000	-
Repayments on revolving credit facilities	(54,246)	-
Cash payments on derivatives containing other-than-insignificant financing element	(3,977)	(1,331)
Repurchases of common stock	-	(29,997)
Cash dividends paid	(37,920)	(5,091)
Cash paid to tax authority upon vesting of stock-based compensation	(1,125)	(1,272)
Other – net	-	(149)
Net cash used in financing activities	(150,193)	(164,349)
Net (decrease)/increase in cash, cash equivalents and restricted cash	(83,086)	3,411
Cash, cash equivalents and restricted cash at beginning of year	215,677	150,243
Cash, cash equivalents and restricted cash at end of period	$132,591	$153,654

Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provides a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months ended September 30, 2021 and the comparable period of 2020. Revenue days in the quarter ended September 30, 2021 totaled 6,184 compared with 3,123 in the prior year quarter. A summary fleet list by vessel class can be found later in this press release. The information in these tables excludes commercial pool fees/commissions averaging approximately $631 and $654 per day for the three months ended September 30, 2021 and 2020, respectively.

	Three Months Ended September 30, 2021			Three Months Ended September 30, 2020
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
VLCC
Average TCE Rate	$10,686	$43,893		$35,740	$73,399
Number of Revenue Days	761	92	853	810	362	1,172
Suezmax
Average TCE Rate	$10,650	$26,604		$28,246	$-
Number of Revenue Days	748	90	838	180	-	180
Aframax
Average TCE Rate	$11,361	$25,746		$10,860	$-
Number of Revenue Days	276	76	352	368	-	368
Panamax
Average TCE Rate	$9,755	$11,054		$15,508	$15,790
Number of Revenue Days	151	264	415	118	269	387
Total Crude Tankers Revenue Days	1,936	522	2,458	1,476	631	2,107
Product Carriers
LR2
Average TCE Rate	$-	$17,797		$21,505	$-
Number of Revenue Days	-	92	92	92	-	92
LR1
Average TCE Rate	$12,476	$-		$14,900	$-
Number of Revenue Days	523	-	523	534	-	534
MR
Average TCE Rate	$10,000	$15,730		$14,368	$-
Number of Revenue Days	2,668	124	2,792	390	-	390
Handy
Average TCE Rate	$6,311	$-		$-	$-
Number of Revenue Days	319	-	319	-	-	-
Total Product Carriers Revenue Days	3,510	216	3,726	1,016	-	1,016
Total Revenue Days	5,446	738	6,184	2,492	631	3,123

Revenue days in the above tables exclude days related to full service lighterings and days for which recoveries were recorded under the Company’s loss of hire insurance policies. In addition, during the three months ended September 30, 2021, Suezmaxes and MRs acquired by the Company through the merger were employed on transitional voyages in the spot market prior to delivering to pools. These transitional voyages are excluded from the tables above.

Fleet Information

As of September 30, 2021, INSW’s fleet totaled 92 vessels, including three newbuilds and 89 operating vessels, of which 85 were owned, two were chartered in, and two FSOs were held through joint ventures.

	Vessels Owned		Vessels Chartered-in		Total at September 30, 2021
Vessel Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
Operating Fleet
FSO	2	1.0	-	-	2	1.0	864,046
VLCC	10	10.0	-	-	10	10.0	3,012,171
Suezmax	15	14.0	-	-	15	14.0	2,381,911
Aframax	2	2.0	2	2.0	4	4.0	452,375
Panamax	5	5.0	-	-	5	5.0	348,021
Crude Tankers	34	32.0	2	2.0	36	34.0	7,058,524

LR2	1	1.00	-	-	1	1.0	112,691
LR1	5	5.00	-	-	5	5.0	372,705
MR	41	41.00	-	-	41	41.0	2,059,746
Handy	6	6.00	-	-	6	6.0	223,974
Product Carriers	53	53.00	-	-	53	53.0	2,769,716

Total Operating Fleet	87	85.0	2	2.0	89	87.0	9,827,640

Newbuild Fleet
VLCC	3	3.0	-	-	3	3.0	900,000

Total Newbuild Fleet	3	3.0	-	-	3	3.0	900,000

Total Operating and Newbuild Fleet	90	88.0	2	2.0	92	90.0	10,727,640

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures may provide certain investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information, and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

(A) EBITDA and Adjusted EBITDA

EBITDA represents net (loss)/income before interest expense, income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net income or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net (loss)/income as reflected in the condensed consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2021	2020	2021	2020
Net (loss)/income	$(67,878)	$13,981	$(100,026)	$111,358
Income tax provision	35	-	36	1
Interest expense	10,639	7,999	24,925	28,889
Depreciation and amortization	25,806	19,014	59,639	56,161
Noncontrolling interests	(312)	-	(312)	-
EBITDA	(31,710)	40,994	(15,738)	196,409
Amortization of time charter contracts acquired	1,743	-	1,743	-
Third-party debt modification fees	26	-	26	232
Merger and integration related costs	47,079	-	47,560	-
Gain/ (loss) on disposal of vessels and other property, including impairments	(9,104)	12,834	(5,088)	14,164
Write-off of deferred financing costs	-	572	-	13,073
Loss on extinguishment of debt	-	181	-	1,195
Adjusted EBITDA	$8,034	$54,581	$28,503	$225,073

(B) Total Cash

	September 30,	December 31,
($ in thousands)	2021	2020
Cash and cash equivalents	$108,897	$199,390
Restricted cash	23,694	16,287
Total Cash	$132,591	$215,677

(C) Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliation of TCE revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2021	2020	2021	2020
Time charter equivalent revenues	$72,968	$94,032	$162,855	$349,052
Add: Voyage expenses	11,848	5,851	15,021	15,893
Shipping revenues	$84,816	$99,883	$177,876	$364,945